SECOND RESTATED NON-CIRCUMVENTION AND FINDER’S FEE AGREEMENT

This Second Restated Non-Circumvention and Finder’s Fee Agreement (this “Agreement”) is made and entered into as of this 15 day of April, 2004 by and between STAR SCIENTIFIC, INC. (the “Company”) and REEDLAND CAPITAL PARTNERS (“Reedland”), an Institutional Division Of Financial West Group, broker-dealer and member NASD/SIPC/MSRB.

W I T N E S S E T H

WHEREAS, pursuant to that certain Restated Non-Circumvention and Finder’s Fee Agreement entered into by and between the Company and Reedland effective as of March 23, 2004 (the “March 23rd Agreement”) Reedland introduced to the Company ELLIOTT CAPITAL ADVISORS, L.P. (collectively with its affiliated funds and other investors as identified on Exhibit “A” the “Investors”) for the purpose of evaluating a potential investment in the Company and/or the Company’s subsidiaries by Elliott; and

WHEREAS, on March 25, 2004, Elliott purchased $9,000,000 of the Company’s 8% Senior Convertible Debentures from the Company, and Reedland was compensated by the Company in connection therewith in accordance with the terms of the March 23rd Agreement; and

WHEREAS, the Investors have expressed an interest to Reedland and/or the Company in making an additional investment in the Company in the amount of $4,000,000 and an option for an additional $4,000,000 (the “Follow-On Investment”); and

WHEREAS, the Company has agreed, for itself, and on behalf of its directors, officers, employees, agents, advisors, affiliates or their respective representatives, to compensate Reedland in the event that the Investor and the Company consummate and close the Follow-On Investment, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

1    Reedland will not make any representation to the Investors regarding the Company or enter into any covenants or agreements with the Investors on behalf of the Company. The Company has the exclusive right, in its sole discretion, to accept or reject any proposal from the Investors.

2    Non-Circumvention. In the event that the Investors purchase the Company’s securities through the Follow-On Investment directly from the Company, including shares of the Company’s common stock (the “Common Stock” or “Common Shares”), convertible preferred stock, warrants, and/or other securities (including any convertible debt instruments) convertible into or exercisable for Common Shares (collectively, the “Securities”), the Company agrees that it will not circumvent Reedland and shall compensate Reedland in connection therewith as set forth below:

a. Cash Commission. Upon the closing of the Follow-On Investment by the Investors (the “Closing Date”), the Company agrees to pay Reedland a cash commission of Two Hundred Eighty Thousand Dollars ($280,000), payable by wire transfer.

3    Non-Exclusive Agreement/Fees Not Applicable to Public Offerings. Notwithstanding the foregoing or anything to the contrary stated herein, the Company and Reedland agree that this Agreement shall be exclusive only to the Investors with respect to the Follow-On Investment and otherwise shall not prohibit the Company from entering into any other stock purchase agreement with parties other than the Investors, nor shall this Agreement prohibit the Company from entering into any investment banking relationship, merger agreement, or underwriting agreement or other transaction with any other party. In addition, no fees or compensation of any nature whatsoever shall be due or payable by the Company to Reedland in the event that the Investors purchases the Company’s equity securities pursuant to a firm underwritten public offering by the Company or outside of the Follow-On Investment.

Star Scientific, Inc.
Second Restated Non-Circumvention and Finders Fee Agreement	Page 2

4    Offering Materials/No General Solicitation. Reedland has not and will not use any offering materials or other information and data regarding the Company other than the Company’s publicly filed reports and only such other materials as the Company will have approved in writing prior to their use, nor shall Reedland do any advertising or make any general solicitation on behalf of the Company in connection with the offering of the Securities to the Investors by the Company.

5    Press Release/SEC Filings. The Company agrees that any reference to Reedland in any press release, SEC filings, or other communications issued by the Company (if any) will refer to Reedland as “Reedland Capital Partners, an Institutional Division of Financial West Group”.

6    Term. The term of this Agreement shall be deemed to have commenced on February 20, 2004 and shall continue in effect for a period of one (1) year.

7    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, and any disputes arising hereunder will be adjudicated in federal and state court situated therein. The Company hereby irrevocably agrees to submit to such venue in California and to the personal and subject matter jurisdiction of said courts. To the extent any dispute arises between the parties hereto regarding any of the subject matter hereof, the prevailing party in any action or proceeding brought in connection therewith will be entitled to reasonable attorneys’ fees and court costs from the losing party.

8    Entire Agreement. This is the entire agreement between the parties and supersedes all prior negotiations or agreements. Any modifications to this Agreement must be made in writing and signed by the parties.

9    Indemnification. The Company shall indemnify and hold harmless Reedland and its officers, directors, agents and employees from any loss, damage or liability resulting from Company’s violation of the terms of this Agreement or any agreement between the Company and the Elliott Investors regarding the offering and/or sale of the Company’s Securities. If Reedland becomes entitled to compensation hereunder, it agrees to indemnify the Company and hold it harmless from and against any claim by any other person or finder seeking finder’s fees or similar compensation for services rendered with respect a transaction with the Investors, where such person acted in concert with Reedland. Such indemnification provisions shall survive the consummation, cancellation, or abandonment of the proposed transaction.

10    Confidentiality. Throughout the term of this Agreement and following termination hereof for any reason, Reedland agrees to hold inviolate and keep secret all non-public knowledge or information processes, know-how, and other confidential information made known to it or otherwise acquired during the term of this Agreement and will not disclose the same or anything related thereto to any other person, firm, bank, corporation, or other entity, or make use of such information for any purpose, except as may be required in the course and scope of performing its obligations under this Agreement or as part of any mandated reporting required by law.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date and year first above written.

REEDLAND CAPITAL PARTNERS An Institutional Division of Financial West Group		STAR SCIENTIFIC, INC.

By:	/s/ Thomas J. Griesel	By:	/s/ Jonnie Williams

	Thomas J. Griesel Senior Vice President 30 Sunnyside Avenue Mill Valley, CA 94941		Jonnie Williams Chief Executive Officer 801 Liberty Way Chester VA, 23836

Star Scientific, Inc.
Second Restated Non-Circumvention and Finders Fee Agreement	Page 3

Exhibit “A”

Elliott Capital Advisors affiliated funds

1.  Elliott Associates, L.P.

2.  Elliott International, L.P.

3.  Portside Growth & Opportunity Fund